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                                                                     EXHIBIT 1.5

PRO FORMA FINANCIAL INFORMATION

On April 21, 2000, High Speed Net Solutions, Inc., a Florida Corporation ("HSNS") acquired 100% of the issued and outstanding shares of common stock of JSJ Capital Corp., a Nevada Corporation ("JSJ"), in exchange for 50,000 shares of 144 restricted common stock of HSNS and $400,000 in cash. As a result of HSNS's 100% ownership of JSJ, the Board of Directors of HSNS approved the merger of JSJ into HSNS whereby HSNS will be the surviving corporation.

The pro forma exhibits include a combining consolidated balance sheet as of December 31, 1999 that reflects the effect of the stock issued and cash paid for legal service in connection with the acquisition. The acquisition has been accounted for as an issuance of HSNS common stock in exchange for the net monetary assets of JSJ, accompanied by a recapitalization. In addition, a combining consolidated statement of operations is included which presents loss from operations for the year ended December 31, 1999. The pro forma balance sheet is presented assuming the reverse acquisition occurred as of December 31, 1999 and the pro forma statements of operations are presented assuming the reverse acquisition occurred on January 1, 1999.

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High Speed Net Solutions, Inc.
Pro Forma Combined Balance
Sheet (Unaudited)
December 31, 1999

                                          10/31/99
                                            JSJ
                                           Capital  Pro Forma       Pro Forma
                               Audited      Corp    Adjustment       Combined
                        ------------------------------------------------------
ASSETS
CURRENT ASSETS
  Cash and Equivalents        $  248,740     $30   $ (400,000)(a)   $       --
                                                    1,642,202 (b)    1,490,972
  Other Current Assets                --                                    --
                        ------------------------------------------------------
TOTAL CURRENT ASSETS             248,740      30    1,242,202        1,490,972

  Fixed Assets, Net                3,720                                 3,720
  Investment in Common
    Stock of Related Party     1,894,127                             1,894,127
  Prepaid Royalties            4,528,125                             4,528,125
                        ------------------------------------------------------
TOTAL ASSETS                  $6,674,712     $30   $1,242,202       $7,916,944
                        ======================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
  Accounts Payable and
     Accrued Expenses         $  899,876      --           --       $  899,876
  Payables to Related
    Parties                      589,815      --           --          589,815
                        ------------------------------------------------------
TOTAL CURRENT LIABILITIES      1,489,691      --           --        1,489,691

Stockholders' Equity:
  Series A Convertible
    Preferred Stock, $0.001
    par value, 5,000,000 shares
    authorized 2,000 shares
    issued and outstanding on
    a pro forma basis                 --            1,642,202 (b)    1,642,202
  Common Stock, $0.001 par
    value, 50,000,000 shares
    authorized, 21,062,149
    issued and outstanding at
    December 31, 1999 and
    21,112,149, pro forma         21,062      67          (67)(c)
                                                           50 (d)       21,112
  Additional Paid-in Capital  17,272,820     233           67 (c)
                                                          (50)(d)
                                                         (270)(e)   17,272,800
  Deficit accumulated during
    development stage        (11,881,242)   (270)    (400,000)(a)
                                                          270 (e)  (12,281,242)
  Treasury Stock, at cost       (227,619)     --           --         (227,619)
                        ------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY     5,185,021      30    1,242,202       (6,427,253)
                        ------------------------------------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY        $6,674,712     $30   $1,242,202       $7,916,944
                        ======================================================

(a) Represents $400,000 in legal fees paid in connection with the merger. As this amount exceeds the net assets of the acquired Company, this charge will be recognized in earnings upon consummation of the acquisition.

(b) Reflects the issuance of 2,000 shares of preferred stock for net cash proceeds of $1.6 million in February, 2000.

(c) Reflects the elimination of the historical common stock of JSJ Capital Corporation.

(d) Records the issuance of 50,000 restricted common shares of HSNS to effect the recapitalization.

(e) Reflects the elimination of the historical accumulated deficit of JSJ Capital Corporation.

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High Speed Net Solutions, Inc.
Pro Forma Combined Statement of Operations
(Unaudited)
Year ended December 31, 1999

                                          10/31/99
                                            JSJ
                                           Capital  Pro Forma       Pro Forma
                               Audited      Corp    Adjustment       Combined
                        ------------------------------------------------------
Selling, general and
  administrative expenses   $  7,515,797     $270      $-- (b)    $  7,516,067
Interest Expense               2,655,749       --                    2,655,749
                        ------------------------------------------------------
Net loss                    $(10,171,546)    $270      $-- (b)    $(10,171,816)
                        ======================================================
Per share amounts (basic
and diluted)                                                                --
  Net loss                         (0.53)               --               (0.53)

Weighted average shares
outstanding                   19,030,492            50,000 (a)      19,080,492
                        ======================================================

(a) The adjustment records the effect of the acquisition and merger which resulted in an increase in the weighted average shares outstanding.

(b) Upon consummation of the merger, the Company will recognize $400,000 in legal expenses representing legal fees paid in connection with the merger in excess of net assets of JSJ acquired. This charge is not included as a pro forma adjustment as it is not expected to have a continuing impact on the Company.